Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF THE

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

QLOGIC CORPORATION

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

QLogic Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of two hundred thousand (200,000) shares of Series A Junior Participating Preferred Stock of the Company (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on June 14, 1996, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3. That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on June 14, 1996, the Company authorized the issuance of a series of two hundred thousand (200,000) shares of Series A Junior Participating Preferred Stock of the Company (the “Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, no shares of the Preferred Stock have been issued by the Company; and

WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company; and it is further

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

IN WITNESS WHEREOF, QLogic Corporation has caused this Certificate to be executed by its duly authorized officer this 9th day of February, 2012.

QLOGIC CORPORATION

By:	/s/ Michael L. Hawkins
Name: Michael L. Hawkins
Title: VP, General Counsel & Secretary

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